LightPath Technologies, Inc. Opens Second High Volume Manufacturing Facility in China

Growth in Demand for Lenses Leads to Expansion in China and Formation of LightPath Optical Instrumentation (Zhenjiang) Co. Ltd.

ORLANDO, Fla., Dec. 17, 2013 /PRNewswire/ -- LightPath Technologies, Inc. ("LightPath," the "Company" or "we") (NASDAQ: LPTH), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today the formation of a new wholly-owned subsidiary, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. ("LOIZ"), located in Zhenjiang, which is in the Jiangsu province of China. LOIZ is LightPath's second operating entity in China. The Company currently occupies a 22,000 square foot facility in Orlando, Florida. LightPath Optical Instrumentation (Shanghai) Co., Ltd. occupies a 17,000 square foot facility in Shanghai, China. LOIZ will occupy a 26,000 square foot facility in Zhenjiang, China. LOIZ's facility will triple the Company's combined global lens production capacity.

(Logo: http://photos.prnewswire.com/prnh/20130122/FL45558LOGO)

Commenting on the Company's expansion, LightPath Chief Executive Officer Jim Gaynor said, "Demand for our aspheric lenses has accelerated in both our North American and Asian sales regions. The Company's lens unit volume production increased by approximately 50% in fiscal 2013 as compared to fiscal 2012. Our backlog as of September 30, 2013 had grown to $4.42 million. A primary catalyst driving this increased demand is the Company's proprietary technology and manufacturing processes which have lowered the cost of lenses we provide to our customers. As a result, there has been a paradigm shift in demand creation among end users in markets such as laser tools, telecommunications, digital projectors, industrial equipment and medical instruments."

Mr. Gaynor continued, "We recently completed very favorable negotiations with the Economic Development Committee of Zhenjiang Science & Technology New City to form our new wholly-owned subsidiary, LOIZ, and open its manufacturing facility in Zhenjiang. We would like to thank the officials in the city of Zhenjiang and other Chinese agencies which led to the selection of this city for the location of LOIZ's manufacturing facility and our expansion into a second Chinese city. LOIZ's new location provides us access to excellent infrastructure, high speed rail service, a well-educated technical work force, and proximity to the highly acclaimed Optical College at the University of Zhenjiang."

Mr. Gaynor concluded, "The low rental rates and wages in Zhenjiang will give us a solid platform to continue growing our high-volume business for precision molded optics. Work is underway to build out the factory and production is planned to start during the first half of 2014. We estimate our manufacturing costs could be up to 40% lower at this new facility once we are at full production levels. The new plant will be focused on manufacturing, with administrative functions, engineering and sales supported from our operations in Shanghai and Orlando."

About LightPath Technologies

LightPath (NASDAQ: LPTH) manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com. GRADIUM® is a registered trademark of LightPath Technologies.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jordan Darrow	Dorothy Cipolla
Darrow Associates, Inc.	Chief Financial Officer
jdarrow@darrowir.com	dcipolla@lightpath.com
631-367-1866	407-382-4003x305